                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	Tom Wright	Natalie Gillespie
2021 McKinney Avenue	412-258-4781	412-394-2850
Dallas, TX 75201 U.S.A.	tom.wright@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com

ATI Announces Third Quarter 2022 Results
Continued strong sequential and year-over-year revenue growth in aerospace and defense markets

•Sales of $1.03 billion, up 8% over Q2 2022, and 42% over Q3 2021
•Net income attributable to ATI of $61.1 million, or $0.42 per share, including a $19.9 million charge for settled litigation
•Non-GAAP information
◦Adjusted net income attributable to ATI of $77.4 million, and adjusted EPS of $0.53
◦ATI adjusted EBITDA was $141.1 million, or 13.7% of sales

DALLAS, TX--(PR Newswire)--November 2, 2022--ATI Inc. (NYSE: ATI) reported third quarter 2022 results, with sales of $1.03 billion and net income attributable to ATI of $61.1 million, or $0.42 per share. Third quarter 2022 results include a $19.9 million charge for a litigation settlement.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q3 2022	Q2 2022	Change	Q3 2021	Change

Sales	$1,032.0	$959.5	8%	$725.7	42%
Net income (loss) attributable to ATI	$61.1	$(38.0)	NM	$48.7	25%
Earnings (loss) per share	$0.42	$(0.31)	NM	$0.35	20%
Non-GAAP information
Adjusted net income attributable to ATI*	$77.4	$76.7	1%	$6.2	1148%
Adjusted earnings per share*	$0.53	$0.54	(2)%	$0.05	960%
ATI adjusted EBITDA*	$141.1	$143.1	(1)%	$79.9	77%
Adjusted earnings per share* for Q3 2022 was $0.53, and ATI adjusted EBITDA* was $141.1 million, or 13.7% of sales. Adjusted results for Q3 2022 exclude $19.9 million for a litigation settlement, and for Q2 2022 exclude a $115.9 million loss on the sale of the Sheffield, UK operations. Prior year adjusted results exclude strike-related costs primarily affecting the Advanced Alloys & Solutions segment, and gains from a retirement benefits settlement and the sale of the Flowform Products business.

* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

“Our third quarter financial results reflect the benefits of ATI's strategy to focus on aerospace and defense, markets that continue to send very strong demand signals," said Robert S. Wetherbee, Board Chair, President and CEO. “HPMC continued its strong upward trend with ramping commercial aerospace demand. AA&S results reflect planned seasonal maintenance outages in our U.S. operations, as well as Covid-related headwinds at our Asian precision rolled strip business.

“We continue to deliver on commitments to our customers, while accelerating cash generation. As we experience double-digit revenue growth, we're also improving working capital management and continue to prioritize disciplined capital deployment."

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q3 2022	Q2 2022	Q3 2021
Sales	$457.6	$396.1	$300.0

Segment EBITDA	$85.8	$60.3	$37.4
% of Sales	18.8%	15.2%	12.5%
•HPMC's third quarter 2022 sales increased 16% compared to the second quarter 2022 as commercial aerospace sales increased 22%, led by continued increasing demand for jet engine products. Overall aerospace and defense sales were 82% of total HPMC sales in the third quarter 2022. Sales improved 53% compared to the third quarter 2021, with sales of commercial aerospace products increasing by 116% compared to the prior year period.
•HPMC segment EBITDA was $85.8 million, or 18.8% of sales. Strong operating margin growth reflects higher sales of next-generation jet engine products and higher operating levels. Third quarter 2022 results did not include any benefits from Covid relief programs, whereas the second quarter 2022 included $5.6 million of these benefits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q3 2022	Q2 2022	Q3 2021
Sales	$574.4	$563.4	$425.7

Segment EBITDA	$75.8	$104.6	$56.8
% of Sales	13.2%	18.6%	13.3%
•AA&S third quarter 2022 sales increased 2% compared to the second quarter 2022 and increased 35% compared to the prior year quarter. Third quarter 2021 was impacted by a strike at our Specialty Rolled Products business, which largely returned to normal operations by end of the prior year quarter. Compared to the second quarter 2022, sales to the aerospace and defense markets were 30% higher, led by demand for commercial airframe products. Third quarter sales to the energy markets were in-line with the second quarter 2022. Sales at our Asian precision rolled strip business continue to be negatively impacted by Covid-related market interruptions.
•AA&S segment EBITDA was $75.8 million, or 13.2% of sales. Compared to the second quarter 2022, a weaker mix of nickel-alloy mill products, declining raw material surcharges and lower utilization rates resulting from our annually planned, six-week maintenance outage at our Specialty Alloys & Components business resulted in lower margins in the third quarter 2022. Second quarter

2022 AA&S results included a $9.9 million benefit from the A&T Stainless joint venture's settlement of Section 232 claims. Prior year AA&S results exclude $21.5 million of strike-related costs.

Corporate Items and Cash
•Restructuring and other charges in the third quarter 2022 included $19.9 million in connection with the settlement of litigation related to the 2016 indefinite idling of the Rowley, UT titanium sponge production facility. Restructuring credits of $2.6 million were also recognized in the third quarter 2022 related to reversals of previously-recognized reserves, due to lower than expected severance-related costs. Results for the third quarter of 2021 include $22.9 million of strike-related costs, primarily affecting the AA&S segment, which were excluded from segment and ATI adjusted EBITDA.
•Second quarter and nine months' 2022 results include $115.9 million and $141.0 million, respectively, of non-cash losses on the May 12, 2022 sale of the Sheffield, UK operations.
•Third quarter 2021 results included a $64.9 million gain related to a plan termination that eliminated certain postretirement medical benefit liabilities. Prior year results also included a $13.7 million gain on the sale of the Flowform Products business.
•Corporate expenses in the third quarter 2022 were $14.2 million, compared to $16.7 million in the second quarter 2022, and $12.9 million for the prior year quarter. Lower sequential corporate expenses in 2022 were primarily related to benefits from corporate owned life insurance.
•Closed operations and other expenses were $6.3 million for the third quarter 2022, compared to $5.1 million in the second quarter 2022 and $1.4 million in the prior year quarter. Higher costs in 2022 periods are primarily related to foreign currency remeasurement impacts primarily related to ATI’s European Treasury operation and higher legal costs of closed operations.
•Third quarter 2022 results include a $3.0 million income tax provision, primarily related to our Asian precision rolled strip business. Third quarter 2021 income tax expense included $15.5 million in discrete tax effects related to the postretirement medical benefits gain. ATI maintains a valuation allowance on its U.S. deferred tax assets and does not expect to pay any significant U.S. federal or state income taxes for the next several years due to net operating loss carryforwards.
•For the third quarter of 2022, cash provided by operating activities was $123.0 million, and cash used in operations was $99.4 million on a year-to-date basis. Third quarter 2022 managed working capital as a percent of sales decreased 200 basis points to 36.5% sequentially as the operating efficiency of the business improved. Capital expenditures were $100.5 million in the first nine months of 2022.
•Cash on hand at September 30, 2022 was $329.1 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $550 million. In the third quarter of 2022, ATI amended and extended the ABL for a five-year term, including a $100 million capacity increase in the revolving credit facility and extending the $200 million Term Loan maturity to 2027. ATI has no significant debt maturities until 2025.

Outlook

“The deliberate actions we have taken to transform our sales mix and operations have continued to reduce volatility and make us more resilient against potential macroeconomic headwinds. This gives ATI stability well into the future," said Wetherbee. "At the same time, we recognize there are uncertainties that may impact our growth rates in the near-term. We expect ongoing strength in our key markets, particularly aerospace & defense, to drive profitable revenue growth. Our recent results demonstrate the progress we are making toward our long-term financial targets, delivering value to our shareholders."

***********
ATI will conduct a conference call with investors and analysts on Wednesday, November 2, 2022, at 2:30 p.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) business and economic disruptions associated with the currently ongoing COVID-19 pandemic or other similar widespread public health crises that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2021, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2022	2022	2021	2022	2021

Sales	$1,032.0	$959.5	$725.7	$2,825.6	$2,034.4

Cost of sales	848.2	784.2	643.2	2,297.1	1,823.4
Gross profit	183.8	175.3	82.5	528.5	211.0

Selling and administrative expenses	73.2	72.3	54.9	220.7	169.1
Restructuring credits	(2.6)	(1.3)	(2.3)	(5.0)	(8.5)
Loss on asset sales and sales of businesses, net	—	115.9	—	134.2	—
Operating income (loss)	113.2	(11.6)	29.9	178.6	50.4
Nonoperating retirement benefit income (expense)	(6.5)	(6.6)	57.9	(18.9)	44.3
Interest expense, net	(20.8)	(23.4)	(25.1)	(67.8)	(72.2)
Other income (expense), net	(18.5)	10.7	14.5	(15.3)	17.4
Income (loss) before income taxes	67.4	(30.9)	77.2	76.6	39.9
Income tax provision	3.0	3.4	22.0	11.3	31.5
Net income (loss)	$64.4	$(34.3)	$55.2	$65.3	$8.4
Less: Net income attributable to noncontrolling interests	3.3	3.7	6.5	11.3	16.8
Net income (loss) attributable to ATI	$61.1	$(38.0)	$48.7	$54.0	$(8.4)

Basic net income (loss) attributable to ATI per common share	$0.47	$(0.31)	$0.38	$0.43	$(0.07)

Diluted net income (loss) attributable to ATI per common share	$0.42	$(0.31)	$0.35	$0.42	$(0.07)

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2022	2022	2021	2022	2021
Sales:
High Performance Materials & Components	$457.6	$396.1	$300.0	$1,195.3	$841.5
Advanced Alloys & Solutions	574.4	563.4	425.7	1,630.3	1,192.9
Total external sales	$1,032.0	$959.5	$725.7	$2,825.6	$2,034.4

EBITDA:
High Performance Materials & Components	$85.8	$60.3	$37.4	$214.2	$99.2
% of Sales	18.8%	15.2%	12.5%	17.9%	11.8%
Advanced Alloys & Solutions	75.8	104.6	56.8	255.7	142.5
% of Sales	13.2%	18.6%	13.3%	15.7%	11.9%
Total segment EBITDA	161.6	164.9	94.2	469.9	241.7
% of Sales	15.7%	17.2%	13.0%	16.6%	11.9%
Corporate expenses	(14.2)	(16.7)	(12.9)	(47.9)	(41.0)
Closed operations and other expense	(6.3)	(5.1)	(1.4)	(12.8)	(4.5)
ATI Adjusted EBITDA	$141.1	$143.1	$79.9	$409.2	$196.2

Depreciation & amortization (a)	(35.6)	(36.0)	(35.6)	(107.1)	(108.0)
Interest expense, net	(20.8)	(23.4)	(25.1)	(67.8)	(72.2)
Restructuring and other credits (charges)	(17.3)	1.3	2.3	(23.5)	8.5
Strike related costs	—	—	(22.9)	—	(63.2)
Retirement benefit settlement gain	—	—	64.9	—	64.9
Gain (loss) on asset sales and sales of businesses, net	—	(115.9)	13.7	(134.2)	13.7
Income (loss) before income taxes	$67.4	$(30.9)	$77.2	$76.6	$39.9

(a) The following is depreciation & amortization by each business segment:
	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2022	2022	2021	2022	2021
High Performance Materials & Components	$16.7	$16.9	$18.2	$51.5	$57.0
Advanced Alloys & Solutions	17.1	16.7	16.3	50.0	47.9
Other	1.8	2.4	1.1	5.6	3.1
Total depreciation & amortization	$35.6	$36.0	$35.6	$107.1	$108.0

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	September 30	December 31
	2022	2021
ASSETS

Current Assets:
Cash and cash equivalents	$329.1	$687.7
Accounts receivable, net of allowances for doubtful accounts	678.1	470.0
Short-term contract assets	70.2	53.9
Inventories, net	1,216.9	1,046.3
Prepaid expenses and other current assets	75.1	48.8
Total Current Assets	2,369.4	2,306.7

Property, plant and equipment, net	1,496.7	1,528.5
Goodwill	227.2	227.9
Other assets	194.5	222.1

Total Assets	$4,287.8	$4,285.2

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$410.2	$375.5
Short-term contract liabilities	120.7	116.2
Short-term debt and current portion of long-term debt	28.9	131.3
Other current liabilities	263.0	233.4
Total Current Liabilities	822.8	856.4

Long-term debt	1,700.4	1,711.6
Accrued postretirement benefits	243.1	258.1
Pension liabilities	376.6	415.4
Other long-term liabilities	206.5	211.0
Total Liabilities	3,349.4	3,452.5

Total ATI stockholders' equity	813.5	685.6
Noncontrolling interests	124.9	147.1
Total Equity	938.4	832.7

Total Liabilities and Equity	$4,287.8	$4,285.2

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Nine Months Ended
	September 30	September 30
	2022	2021

Operating Activities:
Net income	$65.3	$8.4

Depreciation and amortization	107.1	108.0
Deferred taxes	2.2	1.9
Net gain from disposal of property, plant and equipment	(1.0)	(2.5)
Loss (gain) on sales of businesses	141.0	(13.7)
Changes in operating assets and liabilities:
Inventories	(212.0)	(63.4)
Accounts receivable	(224.4)	(158.0)
Accounts payable	52.2	0.6
Retirement benefits	2.4	(112.9)
Accrued liabilities and other	(32.2)	(13.2)
Cash used in operating activities	(99.4)	(244.8)
Investing Activities:
Purchases of property, plant and equipment	(100.5)	(104.2)
Proceeds from disposal of property, plant and equipment	1.5	2.9
Proceeds (transaction costs) from sales of businesses, net	(2.8)	53.0
Other	0.8	(0.2)
Cash used in investing activities	(101.0)	(48.5)
Financing Activities:
Borrowings on long-term debt	—	675.7
Payments on long-term debt and finance leases	(16.6)	(11.0)
Net borrowings (payments) under credit facilities	(16.0)	3.6
Debt issuance costs	—	(9.3)
Purchase of treasury stock	(104.9)	—
Sale to noncontrolling interests	0.9	—
Dividends paid to noncontrolling interests	(16.0)	—
Taxes on share-based compensation and other	(5.6)	(4.8)
Cash provided by (used in) financing activities	(158.2)	654.2
Increase (decrease) in cash and cash equivalents	(358.6)	360.9
Cash and cash equivalents at beginning of period	687.7	645.9
Cash and cash equivalents at end of period	$329.1	$1,006.8

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Three Months Ended						Nine Months Ended
	September 30		June 30		September 30		September 30		September 30
	2022		2022		2021		2022		2021
Market
Aerospace & Defense:
Jet Engines- Commercial	$312.6	30%	$248.7	26%	$128.8	18%	$757.9	27%	$364.5	18%
Airframes- Commercial	131.4	13%	106.1	11%	71.3	10%	331.2	12%	183.9	9%
Defense	86.1	8%	81.6	9%	82.8	11%	244.2	9%	269.9	13%
Total Aerospace & Defense	$530.1	51%	$436.4	46%	$282.9	39%	$1,333.3	48%	$818.3	40%
Energy:
Oil & Gas	127.1	12%	125.2	13%	92.4	13%	355.4	13%	231.0	11%
Specialty Energy	65.6	7%	75.1	8%	73.8	10%	197.3	7%	202.6	10%
Total Energy	192.7	19%	200.3	21%	166.2	23%	552.7	20%	433.6	21%
Automotive	69.6	7%	75.5	8%	78.3	11%	236.1	8%	237.8	12%
Electronics	48.5	5%	49.4	5%	56.5	8%	149.5	5%	155.4	8%
Construction/Mining	47.8	5%	39.9	4%	25.3	3%	139.7	5%	89.7	4%
Medical	47.4	4%	39.5	4%	34.3	5%	123.1	4%	95.3	5%
Food Equipment & Appliances	45.2	4%	62.7	6%	43.4	6%	141.9	5%	99.5	5%
Other	50.7	5%	55.8	6%	38.8	5%	149.3	5%	104.8	5%
Total	$1,032.0	100%	$959.5	100%	$725.7	100%	$2,825.6	100%	$2,034.4	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2022	2022	2021	2022	2021
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	54%	52%	45%	52%	43%
Precision forgings, castings and components	15%	15%	15%	15%	16%
Precision rolled strip products	12%	14%	19%	14%	19%
Titanium and titanium-based alloys	11%	11%	12%	11%	12%
Zirconium and related alloys	8%	8%	9%	8%	10%
Total	100%	100%	100%	100%	100%

Note: The Company no longer presents standard stainless product sales as a separate product category. Prior period information includes these sales within the nickel-based alloys and specialty alloys category. Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30	June 30	September 30	September 30	September 30
	2022	2022	2021	2022	2021
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$61.1	$(38.0)	$48.7	$54.0	$(8.4)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	—	—	1.1	—	—
3.5% Convertible Senior Notes due 2025	2.8	—	2.9	—	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$63.9	$(38.0)	$52.7	$54.0	$(8.4)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	129.8	124.6	127.2	126.9	127.0
Effect of dilutive securities:
Share-based compensation	2.2	—	0.8	2.0	—
4.75% Convertible Senior Notes due 2022	—	—	5.8	—	—
3.5% Convertible Senior Notes due 2025	18.8	—	18.8	—	—
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	150.8	124.6	152.6	128.9	127.0

Basic net income (loss) attributable to ATI per common share	$0.47	$(0.31)	$0.38	$0.43	$(0.07)

Diluted net income (loss) attributable to ATI per common share	$0.42	$(0.31)	$0.35	$0.42	$(0.07)

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, we believe that EBITDA and Adjusted EBITDA are useful to investors because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated November 2, 2022:

	Three Months Ended
	September 30 2022	June 30 2022	September 30 2021

Net income (loss) attributable to ATI	$61.1	$(38.0)	$48.7
Adjustments for special items, pre-tax:
Strike related costs (a)	—	—	22.9
Restructuring and other charges (credits) (b)	17.3	(1.3)	(2.3)
Retirement benefit settlement gain (c)	—	—	(64.9)
Loss (gain) on asset sales and sales of businesses, net (d)	—	115.9	(13.7)
Total pre-tax adjustments	17.3	114.6	(58.0)

Income tax on pre-tax adjustments for special items	(1.0)	0.1	15.5

Net income attributable to ATI excluding special items	$77.4	$76.7	$6.2

	Three Months Ended
	September 30, 2022		June 30, 2022		September 30, 2021
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$61.1	$77.4	$(38.0)	$76.7	$48.7	$6.2
Effect of dilutive securities	2.8	2.8	—	4.0	4.0	—
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$63.9	$80.2	$(38.0)	$80.7	$52.7	$6.2

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	129.8	129.8	124.6	124.6	127.2	127.2
Effect of dilutive securities	21.0	21.0	—	26.1	25.4	0.8
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	150.8	150.8	124.6	150.7	152.6	128.0

Diluted net income (loss) attributable to ATI per common share	$0.42	$0.53	$(0.31)	$0.54	$0.35	$0.05

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Three Months Ended
	September 30 2022	June 30 2022	September 30 2021
Net income (loss) attributable to ATI	$61.1	$(38.0)	$48.7
Net income attributable to noncontrolling interests	3.3	3.7	6.5
Net income (loss)	64.4	(34.3)	55.2
(+) Depreciation and Amortization	35.6	36.0	35.6
(+) Interest Expense	20.8	23.4	25.1
(+) Income Tax Provision	3.0	3.4	22.0
(+) Strike related costs (a)	—	—	22.9
(+/-) Restructuring and other charges (credits) (b)	17.3	(1.3)	(2.3)
(-) Retirement benefit settlement gain (c)	—	—	(64.9)
(+/-) Loss (gain) on asset sales and sales of businesses, net (d)	—	115.9	(13.7)
ATI Adjusted EBITDA	$141.1	$143.1	$79.9
Corporate expenses	14.2	16.7	12.9
Closed operations and other expense	6.3	5.1	1.4
Total segment EBITDA	$161.6	$164.9	$94.2

(a) Third quarter 2021 results include $22.9 million of pre-tax strike related costs, primarily consisting of overhead costs recognized in the period due to below-normal operating rates, higher costs for outside conversion activities, and ongoing benefit costs for striking employees.
(b) Third quarter 2022 includes a $19.9 million pre-tax litigation reserve, partially offset by a $2.6 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Second quarter 2022 results include a $1.3 million pre-tax credit for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates. Third quarter 2021 results include $2.3 million of pre-tax net credits for restructuring charges, primarily related to lowered severance-related reserves based on changes in planned operating rates and revised workforce reduction estimates.
(c) Third quarter 2021 results include a $64.9 million pre-tax retirement benefit settlement gain associated with the new collective bargaining agreement that was ratified on July 14, 2021 with the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied & Industrial Service Workers International Union, AFL-CIO, CLC involving approximately 1,100 active full-time represented employees located primarily within the AA&S segment operations, as well as a number of inactive employees.
(d) Second quarter 2022 results include a $115.9 million loss on the sale of our Sheffield, UK operations, which was completed in the second quarter 2022. This loss includes $55.6 million related to the UK defined benefit pension plan, of which $26.1 million was reported as a net pension asset and $29.5 million in accumulated other comprehensive loss, and $20.0 million of cumulative translation adjustment foreign exchange losses. Third quarter 2021 results include a $13.7 million pre-tax gain on the sale of its Flowform Products business, which uses flowforming process technologies to produce thin-walled components in net or near-net shapes across multiple alloy systems for use in the aerospace & defense and energy markets.

Managed Working Capital
As part of managing the performance of our business, we focus on controlling Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business.

	September 30	June 30	December 31
	2022	2022	2021

Accounts receivable	$678.1	$627.1	$470.0
Short-term contract assets	70.2	54.3	53.9
Inventory	1,216.9	1,270.9	1,046.3
Accounts payable	(410.2)	(421.9)	(375.5)
Short-term contract liabilities	(120.7)	(125.7)	(116.2)
Subtotal	1,434.3	1,404.7	1,078.5

Allowance for doubtful accounts	3.9	3.9	3.8
Inventory reserves	69.4	70.4	65.4
Managed working capital	$1,507.6	$1,479.0	$1,147.7

Annualized prior 3 months sales	$4,128.0	$3,838.0	$3,061.5

Managed working capital as a
% of annualized sales	36.5%	38.5%	37.5%

Change in managed working capital:
Year-to-date 2022	$359.9
Q3 2022	$28.6